Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:

Suzie Boland	Alison Ziegler
RFB Communications Group	Cameron Associates
813.259.0345	212.554.5469
sboland@rfbcommunications.com	alison@cameronassoc.com

Homeowners Choice Reports Record First Quarter Earnings

•	Net income rose 60% from Q1 2008

•	Strong balance sheet with $113.3 million in cash and short term investments and no debt

•	Book value per share increased 17% to $6.35 from December 31, 2008

Clearwater, FL – May 12, 2009 – Homeowners Choice, Inc. (NASDAQ:HCII), a Florida-based provider of homeowners’ insurance, today announced its results of operations for the three months ended March 31, 2009. Net income for the first quarter of 2009 was $6.3 million, or $0.87 per diluted share, an increase of 60% compared to net income of $3.9 million, or $0.76 per diluted share, for the first quarter of 2008.

Net premiums earned for the first quarter of 2009 more than doubled to $21.3 million from $10.4 million in the prior year period primarily as a result of policy growth driven by the Company’s assumption of policies from Citizens Property Insurance Corporation, a Florida state-supported insurer. The Company also reported investment income of $358,000 in the current quarter compared to $346,000 in the prior year period. Other income, which primarily represents policy fee income earned with respect to the issuance of renewal policies, represented $635,000 in the first quarter of 2009 compared to $119,000 in the first quarter of 2008.

Losses and loss adjustment expenses for the quarter were $10 million compared to $2.3 million in the prior year period. According to the company, the increase primarily reflects an increase in case reserves and strengthening in reserves for incurred but not reported losses. The loss ratio, which is losses and loss adjustment expenses divided by net premiums earned, was 47.0% for the period ended March 31, 2009. This is in line with the 45.5% reported for all of 2008. Policy acquisition and other underwriting expenses in the first quarter of 2009 and 2008 were $1.1 million and $1.6 million, respectively. Other operating expenses, which include a variety of general and administrative costs, were $1.1 million in the quarter compared to $704,000 in the year ago period and are reflective of the increase in compensation and benefits related to growth in the organization.

“As expected, we saw strong results in the first quarter.” commented Chief Executive Officer F.X. McCahill. “Looking ahead, we expect to see a reduction in the number of policies as we move through the hurricane season and our plan is to manage our risk throughout the season while planning our strategies for new policy production beginning in the fourth quarter. We believe with our existing systems and personnel we can handle a substantial increase in policies from current levels. We are confident that with our experienced management team and solid financial condition we will be able to continue to grow our market share in Florida.”

Conference Call

The Company will host an earnings conference call today, May 12, 2009, at 4:30 p.m. E.D.T. to discuss its first quarter results. Interested parties are invited to listen to the call live over the Internet at http://www.ir-site.com/hcpci/events.asp. The call is also available by dialing (877) 407-9210 (toll-free). International participants should instead call (201) 689-8049. Participants should dial into the conference call approximately 10 minutes before the scheduled start time. Replays of the webcast will be available until June 12, 2009.

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Clearwater, Fla. The company provides homeowners', condominium owners' and tenants' insurance solely to Florida property owners. Founded in 2006 by individuals who were themselves Florida homeowners, the company began operations in 2007. Its common shares and warrants trade on the NASDAQ Global market, the common shares under the ticker symbol “HCII” and the warrants under the ticker symbol “HCIIW.” The company’s principal executive offices are located at 2340 Drew St., Suite 200, Clearwater, Fla. 33765. More information about Homeowners Choice, Inc. is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s registration statement filed with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition, and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

—financial tables to follow—

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	At March 31, 2009	At December 31, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$79,493	81,060
Short-term investments	33,762	27,582
Accrued interest and dividends receivable	64	63
Premiums receivable	29,403	5,021
Note receivable	450	450
Ceded reinsurance balances receivable	—	157
Prepaid reinsurance premiums	5,393	7,122
Deferred policy acquisition costs	9,887	6,292
Property and equipment, net	183	267
Deferred income taxes	2,997	3,563
Other assets	184	412

Total assets	$161,816	131,989

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	18,659	14,763
Unearned premiums	75,285	67,219
Ceded reinsurance balances payable	9,906	6,136
Accrued expenses	5,054	1,535
Income taxes payable	7,986	4,704
Other liabilities	1,141	239

Total liabilities	$118,031	94,596

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,893,607 and 6,892,668 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively)	—	—
Additional paid-in capital	23,891	23,783
Retained earnings	19,894	13,610

Total stockholders’ equity	43,785	37,393

Total liabilities and stockholders’ equity	$161,816	131,989

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenue
Net premiums earned	21,330	10,441
Net investment income	358	346
Other	635	119

Total revenue	22,323	10,906

Expenses
Losses and loss adjustment expenses	10,022	2,274
Policy acquisition and other underwriting expenses	1,100	1,612
Other operating expenses	1,064	704

Total expenses	12,186	4,590

Income before income taxes	10,137	6,316
Income taxes	3,853	2,392

Net income	6,284	3,924

Basic earnings per share	0.91	0.76

Diluted earnings per share	0.87	0.76

Dividends per share	—	—

Gross written premium	38,403	21,553

Net written premium	29,396	20,032